UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2016

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-35761	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 2nd Avenue S Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 10, 2016, the Board of Directors of United Insurance Holdings Corp. (the Company) appointed Mr. Scott St. John to serve as its Chief Claims Officer beginning on August 22, 2016. Mr. St. John will be responsible for directing and leading all aspects of the Company’s claims operations.

On August 10, 2016, the Company and Mr. St. John entered into an employment agreement (the St. John Employment Agreement) which will be effective on August 22, 2016. The St. John Employment Agreement provides that the Company will employ Mr. St. John on an at-will basis, for a term that begins on the effective date and continues until the first (1st) anniversary of the effective date. The St. John Employment Agreement will automatically renew for additional one-year terms unless either party provides 30 days' written notice of such party's intent to terminate Mr. St. John's employment, or unless the Company terminates Mr. St. John's employment for "cause" as such term is defined in the St. John Employment Agreement.  Pursuant to the St. John Employment Agreement, Mr. St. John will receive an annual base salary of $250,000.  In addition, the St. John Employment Agreement provides that Mr. St. John (1) is eligible to receive annual cash bonuses at the discretion of the Board of Directors of the Company, based on achievement of performance goals to be established by the Company's executive management team and the Board, and (2) is eligible to participate in other benefits generally available to senior executives of the Company, including equity compensation plans. The St. John Employment Agreement also provides that the Company shall negotiate and enter into a restricted stock agreement with Mr. St. John no later than 90 days following the effective date of the St. John Employment Agreement. After 90 days following the effective date of the St. John Agreement, Mr. St. John will be issued 1,500 shares of restricted stock which shall vest on the first anniversary of the effective date of the restricted stock agreement.

The St. John Employment Agreement provides that upon the termination of Mr. St. John's employment, he will refrain from soliciting any employee and certain former employees of the Company for two years following the termination of Mr. St. John's employment, unless such employee has not been employed by the Company for more than one year.

The foregoing description does not purport to be a complete description of the St. John Employment Agreement is qualified by reference to the full text of such document, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Mr. St. John, age 48, has over 25 years of industry-related experience. Since 2008, served as the Eastern Property Field Zone Leader for Farmer Insurance Group (Farmers) a diversified U.S. based property and casualty insurance group with 2015 direct written premiums of over $19 billion. While with Farmers, Mr. St. John was responsible for managing all personal lines property claims in a 27 state region. From 2006 through 2008, Mr. St. John was a Lead Manager for Farmers' national catastrophe operations and served as Branch Claims Office Manager for Farmers from 2002 until 2006.

Mr. St. Johns holds a B.S. in Business Administration from The Ohio State University, as well as Chartered Property & Casualty Underwriter (CPCU) and Associate in Claims (AIC) designations.

We have attached hereto as Exhibit 99.1 a copy of our press release announcing Mr. St. John's appointment as Chief Claims Officer.

Item 9.01(d): Exhibits.
See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED INSURANCE HOLDINGS CORP.

By:    /s/ Brad Martz
Name:     Brad Martz
Title:     Chief Financial Officer
(principal financial officer)

Date: August 11, 2016

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated August 10, 2016, between United Insurance Holdings Corp. and Scott St. John
99.1	Press release dated August 11, 2016, announcing the appointment of Scott St. John as Chief Claims Officer for United Insurance Holdings Corp.